EXHIBIT 10.3
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                             FARMOUT AGREEMENT

I.       PARTIES

                   Inland Production Company
                   475 17th Street, Suite 1500
                   Denver, Colorado  80202

                        and

                    Inland Resources Inc.
                    475 17th Street, Suite 1500
                    Denver, Colorado  80202

                    Herein collectively "Farmor"


                    Randall D. Smith
                    885 3rd Avenue, 34th Floor
                    New York, New York  10022

                    Herein "Farmee"

                         and

                    Inland Production Company
                    475 17th Street, Suite 1500
                    Denver, Colorado  80202

                    Herein "Operator"

II.      CONTRACT AREA AND EARNED DRILLSITES

    The Farmor agrees to farmout, and Farmee agrees to farmin, a number of drilling and injection well locations within the area of land described on Exhibit A attached hereto and made a part hereof and which is referred to herein as the "Contract Area".

    Each well drilled pursuant to this agreement shall be located within a mutually selected 40-acre drillsite spacing unit within the Contract Area. At such time as a well is drilled on a 40-acre drillsite spacing unit, and whether completed as a dry hole or as a well capable of producing oil and/or gas and associated hydrocarbons in paying quantities or as an injection well, such 40-acre drillsite spacing unit will be thereafter referred to herein as an "Earned Drillsite".

III.          FARMOUT OPERATIONS

    Upon his execution hereof, Farmee shall be deemed to have allocated the sum of $6,600,000.00 (the Allocated Sum ) to the drilling program contemplated hereby. These monies shall be used by Operator to pay all of Farmee's costs associated with drilling, completing, and equipping wells within drillsite spacing units, whether such wells are completed as dry holes, wells capable of producing hydrocarbons in paying quantities, or as injection
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wells that benefit lands within the Contract Area.

    The drilling program contemplated by this agreement shall begin on July 1, 1995, and is anticipated to be completed by December 31, 1995. All wells commenced during 1995 for the account of Farmee shall be completed in a good and workmanlike manner even if the completion of such wells causes the total expenditures of the program to exceed the Allocated Sum.

    It is anticipated that Operator shall bill Farmee on a monthly basis in the approximate sum of $1,100,000.00 per month beginning July 1, 1995. The billings shall require pre-payment for expenses estimated to be incurred during that month, and any funds not expended from a prior month's billing and payment shall be credited in the next ensuing month's invoice such that if there are dollars to be carried forward from July, 1995 to August, 1995, then the billing for August, 1995, shall be the difference between $1,100,000.00, and the surplus funds from July. Each month's billings shall be conducted likewise, with all prior month's surplus rolling forward to the next ensuing billing. Each month's billing shall be paid by Farmee to Farmor by wire transfer within five (5) business days of Farmee's receipt of such billing.

    For each well to be drilled pursuant to this agreement, the Operator will be entitled to a "supervisory fee" in the amount of $25,000.00, proportionately reduced to Farmor's working interest ownership in the drillsite spacing unit upon which the well is located. It is understood and acknowledged that Farmee does not have land, geological, engineering and oil and gas accounting staff currently on hand, and thus, Farmee desires these services to be provided by Operator for Farmee's benefit. Farmor's supervisory services shall include all land, geological, engineering and accounting services required to initiate, complete and account for the operations contemplated hereby, The supervisory fee will be payable when a well reaches its total objective depth, and will be in lieu of, and not in addition to, the COPAS drilling rate charges customarily allowed an operator pursuant to a joint operating agreement.

    All funds paid by Farmee shall be maintained in a segregated account and Operator will maintain appropriate cash basis accounting records pertaining thereto. Operator shall reconcile this account monthly and submit such reconciliation to Farmee on or before the 15th of the next ensuing month. Account funds shall be used only for the purposes set forth in this agreement. Any unexpended funds remaining as of January 1, 1996 shall be promptly returned to Farmee unless there are drilling, completion, or equipping activities which are still ongoing as of January 1, 1996. In such event, these activities will be wound up in the ordinary course of business, and any excess funds remaining thereafter shall be promptly returned to Farmee, together with a final reconciliation.

IV.      RIGHTS EARNED

A.       Assignments

         Prior to the commencement of operations for any well that will potentially result in an Earned Drillsite, Farmor will assign to Farmee 100% of Farmor's interest in the drillsite spacing unit from the surface of the earth to the base of the Green River formation. Assignments will be made
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without warranty of title, either express or implied, except by, through, and under Farmor, but not otherwise. If, for any reason, this well is either not drilled, or does not result in Farmee obtaining an Earned Drillsite, then Farmee agrees to reassign his entire interest in this affected acreage to Farmor.

          B.   After Payout Reversion

         As to each lease on which there exists one or more Earned
Drillsites, at such time as the interest of Farmee in such lease has reached Payout as hereinafter defined, Farmee shall reconvey all of his interest in the affected lease as received from Farmor, back to Farmor, or either of them, in their respective percentage share of ownership. "Payout" as used herein shall mean that point in time when Farmee has recovered from production attributable to his net working interest in the affected lease 100% of his cost of drilling, testing, completing, equipping, and producing and operating the well or wells located on the affected lease during the Payout period.
Such costs shall also include supervisory fees and applicable severance and production taxes, plus an additional sum equal to an annual 22% rate of return on all the sums spent by Farmee and attributable to this lease during the Payout period. The rate of return and status of Payout shall be calculated monthly. Payout shall be effective the first day of the month following the occurrence of Payout.

V.   ACCESS TO INFORMATION

     Farmee and his representatives will have free access at their own risk to the Contract Area and drillsite spacing, and will have the right to inspect and make copies of all information and records pertaining to the operations conducted hereunder. Additionally, Operator will furnish by telephone, telecopier or mail, as the case may be: daily drilling reports, copies of all electrical survey logs and other logs which may be taken during the course of drilling or testing; and copies of results of all tests run.

VI.      DELAY RENTALS AND SHUT-IN WELL PAYMENTS

    During the term of this agreement, Operator will make a bona fide effort to pay the annual delay rentals that may come due on any lease affecting the Contract Area, but Operator will not be liable for any loss resulting from a "good faith" failure to pay said rentals, or for improper payment through clerical oversight. If a rental is due and paid by Operator regarding any lease affecting one or more Earned Drillsites, Farmee shall reimburse Operator for such rental in accordance with his working interest in said lease.

    In the event any well is completed on an Earned Drillsite as a gas well, as determined by state or federal regulatory authorities, and if the well is shut-in for any reason allowed by the affected oil and gas lease(s), Operator will make such shut-in royalty payments as are necessary under the terms of the affected oil and gas lease(s) necessary to keep such lease(s) in force and effect, and Farmee shall reimburse Operator for such payments in accordance with the working interest then owned by Farmee in the affected Earned Drillsite.

VII. OPERATING AGREEMENT
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     Each well drilled in accordance with this agreement shall be drilled pursuant to a joint operating agreement. If no agreement exists as to an intended drillsite spacing unit, then the parties will execute, and operations will be conducted in accordance with, the AAPL 1989 Model Form Operating Agreement attached hereto and made a part hereof as Exhibit B. In the event a joint operating agreement already exists as to an intended drillsite spacing unit, then Farmee will be subject to the terms and conditions thereof and, if appropriate, will become a party thereto. Should Farmee fail or refuse to become a party thereto, Farmee hereby appoints Operator as his agent and attorney-in-fact to execute such agreement on his behalf, providing the terms and conditions thereof do not differ substantially from those set forth in the model agreement at Exhibit B.

     If there exists any conflict between the provisions of this agreement and those of any existing or future joint operating agreement, then as between Farmor, Farmee, and Operator, the provisions of this agreement shall control.

VIII.         INDEMNIFICATION

    Operator will indemnify and hold Farmee harmless from and against any and all claims of any nature whatsoever, including personal injury and death, and including reasonable attorney's fees and costs, and whether such claims are based on negligence or otherwise, in connection with Operator's operations on the Contract Area.

    Farmor and Operator shall keep Earned Drillsites free and clear of liens and encumbrances of every kind or character. Farmee shall keep Earned Drillsites free and clear of liens and encumbrances of every kind or character, unless approved in writing by Farmor which consent shall not be unreasonably withheld.

IX.      TERM

    This agreement shall remain in full force and effect until the close of business on December 31, 1995, unless otherwise extended, or previously terminated, in accordance with the terms hereof. The parties intend that operations under this farmout agreement shall be diligently carried out until substantially all of the Allocated Sum shall have been expended. However, in the event either Farmor or Farmee shall elect at any time to curtail or terminate further drilling operations, then the electing party shall so notify the other party in writing, and thereafter the operations shall be wound down in a businesslike manner. No liability shall accrue to either party as a result of having elected to curtail or terminate early.

X.       BONDING

    The costs of any bonds that Farmee is required to obtain shall be borne solely by Farmee, but allocated as additional drilling costs. To the extent possible, Farmee will be joined on either Farmor's or Operator's bonds that are now in existence.

XI.      REASSIGNMENT
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    If, during the time that Farmee owns an interest in an Earned Drillsite,
Farmee elects to surrender, let expire, abandon, or release all or any part of his rights in an Earned Drillsite, Farmee will notify Farmor not less than sixty (60) days in advance of such surrender, expiry, abandonment, or release. At Farmor's request, Farmee will then immediately reassign his rights in such affected Earned Drillsite to Farmor and, upon receipt of that reassignment, Farmor will pay Farmee the reasonable salvage value of any material or equipment received.

XII.          GENERAL

     A.       Notice

         Any notice required under the terms of this agreement will be given to Farmor, Farmee, and/or Operator at the addresses and telephone and fax numbers listed in the joint operating agreement attached as Exhibit A.

     B.       Inurement

         This agreement is binding upon the successors and assigns of the parties; however, it is personal in nature and may not be assigned by Farmee without the prior written consent of Farmor, which consent will not be unreasonably withheld.

     C.       Entire Agreement

         This agreement constitutes the entire agreement by and between the parties, and may not be modified except by a written instrument signed by all parties hereto.

     D.       Governing Laws

         This agreement shall be governed by the laws of the state of Colorado, except that any real property issue shall be governed by the laws of the state where such property is located. Venue for any action involving this agreement shall exclusively lie in the District Court for the City and County of Denver, Colorado.

         This agreement is dated the date of acknowledgment for each of the undersigned, effective July 1, 1995, at Denver, Colorado.

                        FARMOR:

                        INLAND PRODUCTION COMPANY
ATTEST:


______________________   By:
Secretary                     President


                             INLAND RESOURCES INC.
ATTEST:
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__________________________    By:
Secretary                          President

                             FARMEE:



                         __________________________________
                             Randall D. Smith


                         OPERATOR:

                         INLAND PRODUCTION COMPANY
ATTEST:


_____________________________ By:
Secretary                          President



STATE OF COLORADO       )
                        )ss.
CITY AND COUNTY OF DENVER    )

    The foregoing instrument was acknowledged before me this ___ day of ______________________, 1995, by __________________________, _______
President of INLAND PRODUCTION COMPANY, a ________________ corporation.
    Witness my hand and official seal.

(SEAL)


                        ______________________________________
                        Notary Public

My commission expires:

______________________


STATE OF COLORADO       )
                        )ss.
CITY AND COUNTY OF DENVER    )

    The foregoing instrument was acknowledged before me this ___ day of ______________________, 1995, by __________________________, _______ President
of INLAND RESOURCES INC., a ________________ corporation.
    Witness my hand and official seal.
(SEAL)


                        ______________________________________
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                        Notary Public

My commission expires:

_____________________________


STATE OF ____________________     )
                              )ss.
COUNTY OF ___________________     )

    The foregoing instrument was acknowledged before me this ___ day of ______________________, 1995, by RANDALL D. SMITH.
    Witness my hand and official seal.
(SEAL)


                        ______________________________________
                        Notary Public

My commission expires:

_______________________________
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